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                                                                    Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of First Place Financial Corp. of our report dated July 14, 2000 appearing on page F-29 of the Registration Statement of Form S-4 (file no. 333-44108) which was filed with the Securities and Exchange Commission on August 18, 2000 ("Registration Statement"), Amendment No. 1 to the Registration Statement which was filed on October 11, 2000 and page 13 of the Annual Report to Shareholders which is incorporated in the Annual Report on Form 10-K of First Place Financial Corp. for the year ended June 30, 2000 which was filed on August 16, 2000.



                                    /s/Crowe, Chizek and Company LLP

                                    Crowe, Chizek and Company LLP
Cleveland, Ohio
November 8, 2000